Zumiez Inc. Reports September 2016 Sales Results

Net Sales Increased 11.5% to $75.0 Million; September 2016 Comparable Sales Increased 6.3%

LYNNWOOD, WA -- (Marketwired - October 05, 2016) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women today announced that total net sales for the five-week period ended October 1, 2016 increased 11.5% to $75.0 million, compared to $67.3 million for the five-week period ended October 3, 2015. The Company's comparable sales increased 6.3% for the five-week period compared to a comparable sales decrease of 1.8% in the year ago period.

Based primarily on higher than planned sales quarter-to-date the Company is raising its guidance and now expects fiscal 2016 third quarter net sales in the range of $216 to $217 million and net income per diluted share of approximately $0.29 to $0.30, an increase from the previously issued guidance of net sales in the range of $209 to $213 million and net income per diluted share of approximately $0.21 to $0.26. This guidance is now predicated on a comparable sales increase of approximately 2% for the third quarter.

To hear the Zumiez prerecorded September sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of October 1, 2016 we operated 682 stores, including 605 in the United States, 45 in Canada, and 27 in Europe and 5 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at www.zumiez.com, www.blue-tomato.com and fasttimes.com.au.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200